Mail Stop 3561

								August 16, 2005


 BY U.S. Mail and Facsimile [ (514) 399 - 7786 ]

 Mr. E. Hunter Harrison,
   President and Chief Executive Officer
 CANADIAN NATIONAL RAILWAY COMPANY
935 de La Gauchetiere Street West
Montreal, Quebec
Canada H3B 2M9

 	Re:	Canadian National Railway Company
 		Form 40-F for Fiscal Year Ended December 31, 2004
 		File No. 1-02413

Dear Mr. Harrison:

	We have completed our review of your Form 40-F and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief

cc:	Mr. Claude Mongeau
       	Chief Financial Officer

??

??

??

??